Exhibit 1.3

Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “MACQUARIE EQUIPMENT LEASING FUND, LLC”, FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF AUGUST, A.D. 2008, AT 9:07 O’CLOCK P.M.

	Harriet Smith Windsor, Secretary of State
4573131 8100	AUTHENTICATION:	6808121
080893184	DATE:	08-22-08

You may verify this certificate online

at corp.delaware.gov/authver.shtml

CERTIFICATE OF FORMATION

OF

MACQUARIE EQUIPMENT LEASING FUND, LLC

To the Delaware Secretary of State:

This Certificate of Formation of Macquarie Equipment Leasing Fund, LLC (the “Company”) is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act as the same is set forth in the Delaware Code § 18-101 et seq.

1. The name of the Company is:

Macquarie Equipment Leasing Fund, LLC

2. The address of the registered office of the Company in Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The Company’s registered agent at that address is The Corporation Trust Company.

3. The Company shall be managed by its manager. The name and mailing address of the initial manager of the Company is:

Macquarie Asset Management, Inc.

225 Franklin Street

Boston, MA 02110

IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has caused this Certificate of Formation, which shall become effective upon filing with the Office of the Delaware Secretary of State, to be duly executed as of the 21st day of August, 2008.

Authorized Person
Irene Graves